Exhibit 99.2
Immunogenicity of the H5N1 A/Indonesia/05/2005 VLP Vaccine: Results from a Phase I/IIa Study August 26, 2008

Study Objectives To assess the safety of the H5N1 VLP vaccine To assess the immunogenicity of the H5N1 VLP vaccine To select at least one dose for further evaluation in a Phase IIb clinical trial

Overview of Study Design Stage A: Dose Escalation 2 injections: 15 mcg, 45 mcg, placebo N=70 Results reported December, 2007 Stage B: Dose Ranging 2 injections: 15 mcg, 45 mcg, 90 mcg, or a placebo N=160 Safety and Immunogenicity Results

Safety Stage A Unblinded data showed the vaccine was well tolerated among the participants of the study Stage B The clinical team will be blinded to the safety data until safety follow-up has been completed 6 months after the second dose (Q4, 2008) The DSMB reviewed the safety data at several points and recommended study continuation Expanded dosage range to 90 mcgs

Immunogenicity Percentage of subjects with NA titer >1:20 (>4-fold rise in titer) 15 mcg - 72% (CI: 53,86) 45 mcg - 73% (CI: 55,87) 90 mcg - 94% (CI: 80,99) Placebo - 0% Neutralizing Antibody (NA) Responses Against the A/Indonesia Strain After 2 Doses of the H5N1 VLP Vaccine

Path Forward In collaboration with a partner... Intrapandemic - Establish Efficacy Demonstrate Manufacturing Consistency Confirm Immunogenicity Select Dose Confirm Safety

Potential Immunologic Advantages of Influenza VLP Vaccines Contain 3 immunologically important proteins Current flu vaccines consist almost entirely of HA Genetic match to wild-type strains causing influenza in humans HA - neutralizing ab prevents infection NA - neutralizing ab reduces disease severity M1 - cell mediated responses reduce disease severity Avoid changes in HA protein that may occur with egg adaptation Novavax H5N1 (Indonesia) VLPs

Seasonal Influenza VLP Vaccine Program Results from this study of the H5N1 pandemic influenza VLP vaccine candidate support the VLP platform for development of vaccines against seasonal influenza and other diseases Phase II studies of the seasonal influenza VLP vaccine candidate are expected to begin in the third and fourth quarters of this year